SHAREHOLDER PROPOSALS

   On July 17, 2008, the Board of Trustees amended the by-laws of the Fund. The Trustees determined that the by-laws should be updated in order to ensure an orderly and informed shareholder meeting process for all participating shareholders. Generally, the amendments:
(i) provide that holders of a majority of shares of the Fund entitled to vote at a meeting may call a special meeting of shareholders, (ii) further specify the process for calling such a meeting, and (iii) establish time periods and information requirements for calling a special meeting and for the submission of shareholder proposals (other than pursuant to regulations of the U.S. Securities and Exchange Commission (SEC)). These amendments do not affect the notice period for each shareholder proposal submitted for inclusion in the Funds proxy statements pursuant to the SECs rules. With respect to other nominations or proposals, for each annual meeting of shareholders, the amended by-laws require that the Fund receive notice of the nomination or proposal and certain additional information at least 90 days but no more than 120 days in advance of the first anniversary of the previous years annual meeting. For each special meeting of shareholders, the amended by-laws require that the Fund receive notice of a nomination or proposal within 10 business days after the meeting is publicly announced, including by press release, a filing with the SEC, or a posting on the Advisers website. The amended by-laws have been filed as an exhibit to the Funds registration statement on Form N-2. The Funds Form N-2 is available at the SECs website at www.sec.gov.
   Shareholder proposals for the Funds 2009 annual meeting of shareholders must be received at the Funds executive offices (2
Liberty Square, 9th Floor, Boston, Massachusetts 02109) no later than January 8, 2009, in order to be included in the Funds proxy statement and form of proxy. Other shareholder nominations or proposals for the Funds 2009 annual meeting must be received at the Funds executive offices between February 12, 2009, and March 14, 2009. Submission of such proposals does not ensure that they will be included in the proxy statement or submitted for a vote at the 2009 annual meeting.